STRYKER PROVIDES PRELIMINARY 2012 RESULTS AND UPDATES 2013 OUTLOOK

Preliminary Fourth Quarter Highlights

•	Preliminary net sales growth of 5.5% to $2.3 billion

◦	Reconstructive increased 6.7% as reported, 7.4% constant currency

◦	MedSurg increased 2.4% as reported, 2.7% constant currency

◦	Neurotechnology and Spine increased 9.7% as reported, 10.8% constant currency

Preliminary Full Year Highlights

•	Preliminary net sales growth of 4.2% to $8.7 billion

◦	Reconstructive increased 3.1% as reported, 4.4% constant currency

◦	MedSurg increased 3.3% as reported, 4.2% constant currency

◦	Neurotechnology and Spine increased 9.2% as reported, 10.5% constant currency

Kalamazoo, Michigan - January 09, 2013 - Stryker Corporation (NYSE:SYK) announced today that preliminary net sales for the fourth quarter and full year 2012 were $2.3 billion and $8.7 billion, respectively, increases of 5.5% and 4.2%, respectively. Excluding the impact of foreign currency and acquisitions, preliminary net sales increased 6.1% in the fourth quarter and 4.2% for the year ended December 31, 2012.

Stryker now projects 2012 adjusted diluted net earnings per share(1) to be in the range of $4.05 to $4.07, an increase of 8.9% to 9.4% over adjusted diluted net earnings per share(1) of $3.72 in 2011.

"With a solid performance in the fourth quarter, we delivered on our revised sales and earnings targets.  This reflects the commitment of our global teams and strength of our diverse sales footprint," commented Kevin A. Lobo, President and Chief Executive Officer. "We remain committed to driving shareholder value and optimizing our balance sheet as reflected in the recently announced 25% increase in our quarterly dividend as well as an increase in our share repurchase authorization to $1 billion."

The Company recorded a charge of $174 million ($133 million net of taxes), or approximately $0.35 per share in the fourth quarter of 2012, related to the previously disclosed voluntary recall of its Rejuvenate and ABG II modular-neck hip stems. The charge will be a component of reported diluted net earnings per share and has been excluded from adjusted diluted net earnings per share(1).

The voluntarily recall of the Rejuvenate and ABG II modular-neck hip stems was announced on June 28, 2012 and the Company terminated its global distribution of these hip products. The Company notified healthcare professionals and regulatory bodies of this recall, which was taken due to potential risks associated with fretting and/or corrosion that may lead to adverse local tissue reactions. The Company intends to reimburse implanted patients for reasonable and customary costs of testing and treatment services, including any necessary revision surgeries. The Company continues to work with the medical community to evaluate the data and further understand this matter and the associated costs.

The ultimate total cost with respect to this matter will depend on many factors that are difficult to predict with the limited information received to date and may vary materially based on the number of and actual costs of patients seeking testing and treatment services, the number of and actual costs of patients requiring revision surgeries, the number of and actual costs to settle lawsuits filed against us, and the amount of third-party insurance recoveries. Based on the information that has been received, the Company estimates the probable loss to resolve this matter to be in the range of approximately $190 million to $390 million, before third-party insurance recoveries. Accordingly, in December 2012 the Company recorded a charge to earnings of $174 million representing the excess of the $190 million minimum of the range over the Company's previously recorded reserves.

As noted above, the final outcome of this matter is dependent on many variables that are difficult to predict. The ultimate cost to entirely resolve this matter may be materially different than the amount of the current estimate and accruals and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

For 2012 the Company also expects reported diluted net earnings per share to include restructuring and related charges of approximately $0.15 per share (net of taxes), acquisition and integration-related charges of approximately $0.09 per share (net of taxes) and a non-tax deductible charge of $0.09 per share related to the United States Department of Justice matter associated with the sales and marketing of its OtisKnee device.

For 2012 Stryker repurchased 2.1 million shares at a cost of $108 million with no share repurchase activity in the fourth quarter.

2013 Outlook
For the full year 2013, Stryker is projecting constant currency sales growth in a range of 3.0% to 5.5%. If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be negatively impacted by approximately 0% to 1% in both the first quarter and full year of 2013.
As previously communicated, the Company projects 2013 adjusted diluted net earnings per share(1), including the estimated $100 million (pre-tax) annual impact from the medical device excise tax, to be in a range of $4.25 to $4.40.

With respect to 2013 quarterly sales and earnings, the Company is highlighting several factors that are expected to impact the year-over-year growth rates, including:

1)	the first quarter of 2013 having one to two fewer selling days in key markets compared to 2012,

2)	the continued negative impact in the first quarter of 2013 of the previously disclosed Japanese price reductions that took effect in April of 2012,

3)	the continued impact of the recall of the Neptune waste management system that occurred during the third quarter of 2012, and

4)	the adverse year-over-year net earnings comparison in the third quarter as a result of favorable income tax adjustments in 2012.

As a result of these factors, the Company projects 2013 adjusted diluted net earnings per share to be distributed across the year by approximately:

•	23% in the first quarter,

•	24% in each of the second and third quarters, and

•	29% in the fourth quarter.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Wednesday, January 23, 2013

Stryker also announced that it will host a conference call on Wednesday, January 23, 2013 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter and year ended December 31, 2012 and provide an operational update. Final operating results for the quarter and year ended December 31, 2012 will be released at 4:00 p.m. that day.
To participate in the conference call dial 800-446-2782 (domestic) or 847-413-3235 (international) and be prepared to provide confirmation number 34031905 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, January 23, 2013, until 11:59 p.m., Eastern Time, on Wednesday, January 30, 2013. To hear this recording you may dial 888-843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34031905#.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system and the 2.3 percent medical device excise tax; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

SUPPLEMENTAL INFORMATION – CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

The Company supplements the reporting of its financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. Management believes that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding the Company's financial results and assessing the Company's prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted net earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of or are unrelated to its core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with the budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, the Company removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, the Company excludes certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company's operations that, when viewed with its GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. Management strongly encourages investors and shareholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure adjusted diluted net earnings per share, with the most directly comparable GAAP financial measure, reported diluted net earnings per share:

RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE (UNAUDITED)

		Year Ended December 31,
		2013		2012
	Notes	Range		Range		2011
DILUTED NET EARNINGS PER SHARE		$4.02	$4.22	$3.37	$3.39	$3.45
Acquisition and integration-related charges, net of tax	(a)
Inventory "step up" to fair value		0.01	0.01	0.03	0.03	0.25
Acquisition and integration related charges		0.04	0.02	0.06	0.06	0.12
Restructuring and related charges	(b)	0.18	0.15	0.15	0.15	0.16
Uncertain income tax position adjustments	(c)	—	—	—	—	(0.26)
OtisKnee matter	(d)	—	—	0.09	0.09	—
Rejuvenate and ABG II recall	(e)	—	—	0.35	0.35	—
ADJUSTED DILUTED NET EARNINGS PER SHARE		$4.25	$4.40	$4.05	$4.07	$3.72

(a)
The Company has incurred and will incur certain acquisition and integration related charges in connection with the acquisition of Surpass Medical, Ltd. in 2012 and of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical,Inc. in 2011.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)	In 2011 the Company reached a settlement with the United States Internal Revenue Service regarding a proposed adjustment and recorded charges for other uncertain income tax positions.
(d)
In 2012 the Company announced entering into discussions with the DOJ regarding the settlement of the allegations of violations of Federal law related to sales of the OtisKnee device not cleared by the United States Food and Drug Administration. The Company recorded a non-tax deductible charge representing the Company's best estimate of the minimum of the range of probable loss to resolve this matter.

(e)
In the fourth quarter of 2012 the Company recorded a charge representing the Company's best estimate of the minimum of the range of probable loss to resolve the previously disclosed voluntarily recall of its Rejuvenate and ABG II modular-neck hip stems.